Exhibit 10.1

Allied Capital Corporation

Note Agreement

Dated as of June 20, 2008

Re: $140,500,000 7.82% Senior Notes, Series 2008-A, due June 20, 2013

and

$52,500,000 8.14% Senior Notes, Series 2008-B, due June 20, 2015

Table of Contents

SectionHeading
Section 1.Description of Notes and Commitment.
Section 1.1.Description of Series 2008 Notes
Section 1.2.Applicable Interest Rates
Section 1.3.Additional Series of Notes
Section 1.4.Commitment, Closing Date
Section 2.Payment of Notes.
Section 2.1.Required Payments
Section 2.2.Optional Prepayment with Premium
Section 2.3.Notice of Optional Prepayments
Section 2.4.Application of Prepayments
Section 2.5.Direct Payment
Section 2.6.Payments Due on Non-Business Days
Section 3.Representations.
Section 3.1.Representations of the Company
Section 3.2.Representations of the Purchasers
Section 4.Closing Conditions
Section 4.1.Conditions
Section 4.2.Waiver of Conditions
Section 5.Covenants
Section 5.1.Corporate Existence, Etc
Section 5.2.Insurance
Section 5.3.Taxes, Claims for Labor and Materials, Compliance with Laws
Section 5.4.Maintenance, Etc
Section 5.5.Nature of Business
Section 5.6.Status of RIC and BDC
Section 5.7.Financial Covenants
Section 5.8.Subsidiary Guaranties; Interest Rate Swaps
Section 5.9.Limitation on Liens
Section 5.10.Restricted Payments
Section 5.11.Mergers, Consolidations and Sales of Assets
Section 5.12.Repurchase of Notes
Section 5.13.Transactions with Affiliates
Section 5.14.Termination of Pension Plans
Section 5.15.Reports and Rights of Inspection
Section 5.16.Terrorism Sanctions Regulations
Section 5.17.Additional Financial Covenants
Section 6.Events of Default and Remedies Therefor
Section 6.1.Events of Default
Section 6.2.Notice to Holders
Section 6.3.Acceleration of Maturities
Section 6.4.Rescission of Acceleration
Section 7.Amendments, Waivers and Consents
Section 7.1.Consent Required
Section 7.2.Solicitation of Holders
Section 7.3.Effect of Amendment or Waiver
Section 8.Interpretation of Agreement; Definitions
Section 8.1.Definitions
Section 8.2.Accounting Principles
Section 8.3.Directly or Indirectly
Section 8.4.Schedules and Exhibits; Sections
Section 9.Taxes
Section 9.1Taxation
Section 9.2Prepayment for Tax Reasons
Section 10.Miscellaneous
Section 10.1.Registered Notes
Section 10.2.Exchange of Notes
Section 10.3.Loss, Theft, Etc. of Notes
Section 10.4. Expenses, Stamp Tax Indemnity
Section 10.5.Powers and Rights Not Waived; Remedies Cumulative
Section 10.6.Notices
Section 10.7.Successors and Assigns
Section 10.8.Survival of Covenants and Representations
Section 10.9.Severability
Section 10.10.Governing Law
Section 10.11.Captions
Section 10.12.Confidential Information
Signature
Page

Attachments to Note Agreement:

Schedule I	-	Names and Addresses of Purchasers
Exhibit A-1 Exhibit A-2 Exhibit B Exhibit C Exhibit D Exhibit S	- - - - - -	Form of Series 2008-A Note
Form of Series 2008-B Note
Representations and Warranties
Form of Opinion of Special Counsel to the Purchasers
Form of Opinion of Counsel to the Company
Form of Supplement to Note Agreement

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, DC 20006

Note Agreement

Re: $140,500,000 7.82% Senior Notes, Series 2008-A, due June 20, 2013

and
$52,500,000 8.14% Senior Notes, Series 2008-B,
due June 20, 2015

Dated as of
June 20, 2008

To the Purchasers named

•	n Schedule I to this Agreement

Ladies and Gentlemen:

The undersigned, Allied Capital Corporation (the “Company”), a Maryland corporation, hereby agrees with the Purchasers named on Schedule I (the “Purchasers”) to this Note Agreement (this “Agreement”) as follows:

Section 1. Description of Notes and Commitment.

Section 1.1. Description of Series 2008 Notes. The Company will authorize the issue and sale of (i) $140,500,000 7.82% Senior Notes, Series 2008-A, due June 20, 2013 (the “Series 2008-A Notes”) and (ii) $52,500,000 8.14% Senior Notes, Series 2008-B, due June 20, 2015 (the “Series 2008-B Notes” and, together with the Series 2008-A Notes, the “Series 2008 Notes”. The Series 2008 Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of §1.3, are collectively referred to as the “Notes”, such respective terms to include any such notes issued in substitution therefor pursuant to §10 of this Agreement). The Series 2008 Notes shall be substantially in the form set out in Exhibit A-1 and A-2, respectively, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Premium, if any, set forth in §2 of this Agreement or in the relevant Supplement.

Section 1.2. Applicable Interest Rates. The Series 2008 Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of issuance. The Series 2008-A Notes shall bear interest at the rate of 7.82% per annum and the Series 2008-B Notes shall bear interest at the rate of 8.14% per annum. Interest on the Series 2008 Notes is payable semiannually on June 20 and December 20 in each year, commencing December 20, 2008, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and the Company shall pay on demand interest on any overdue principal and Premium (as provided herein) and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof at a rate of 9.82% per annum for the Series 2008-A Notes and 10.14% per annum for the Series 2008-B Notes (whether by acceleration or otherwise) until paid.

Section 1.3. Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S, provided that the aggregate principal amount of Notes of all Series issued pursuant to all Supplements in accordance with the terms of this §1.3 shall not exceed $182,000,000. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential alphabetical designation inscribed thereon;

(ii) Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall constitute one Series and all Notes shall vote as a single class without regard to Series;

(iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be deemed to be amended without further action on the part of the holders of the Notes outstanding under this Agreement (a) to reflect such additional covenants, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of §10.8;

(iv) each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v) the minimum principal amount of any Additional Note issued under a Supplement shall be $500,000, except as may be necessary to evidence the outstanding amount of any Additional Note originally issued in a denomination of $500,000 or more;

(vi) all Additional Notes shall constitute Senior Funded Debt of the Company and shall rank pari passu with all other outstanding Notes; and

(vii) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a) Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes a certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of §5.7 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate and for any relevant prior fiscal quarters).

(b) Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c) Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in §3.2 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

Section 1.4. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to the Purchasers, and each Purchaser agrees to purchase from the Company, Series 2008 Notes in the principal amount set forth opposite such Purchaser’s name on Schedule I hereto at a price equal to the principal amount thereof on June 20, 2008 (the “Closing Date”); provided that the Closing Date may be postponed to such other date (but not more than ten days after the originally scheduled Closing Date) as shall mutually be agreed upon by the Company and the Purchasers scheduled to purchase the Series 2008 Notes on the Closing Date. Delivery of the Series 2008 Notes will be made at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603. On the Closing Date, the Company will deliver to each Purchaser the Notes of the Series to be purchased by such Purchaser in the form of a single Note for each applicable Series (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer via Fedwire of immediately available funds for the account of the Company pursuant to wire instructions provided to the Purchasers prior to the execution and delivery thereof. If, on the Closing Date, the Company shall fail to tender such Series 2008 Notes to any Purchaser as provided above in this §1.4, or any of the conditions specified in §4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 2. Payment of Notes.

Section 2.1. Required Payments. (a) The entire outstanding principal amount of the Series 2008-A Notes shall become due and payable on June 20, 2013.

(b) The entire outstanding principal amount of the Series 2008-B Notes shall become due and payable on June 20, 2015.

Section 2.2. Optional Prepayment with Premium In addition to the payments required by §2.1, upon compliance with §2.3 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000) and ratably among each Series of Notes by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a Premium, in the case of the Series 2008 Notes, equal to the Make-Whole Amount and in the case of Additional Notes, the Premium, if any, provided for in the applicable Supplement, in either case, determined as of two Business Days prior to the date of such prepayment pursuant to this §2.2.

Section 2.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to §2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount and the Holder’s Notes to be prepaid on such date, (iii) that a Premium, if any, may be payable, (iv) the date when such Premium, if any, will be calculated, (v) the estimated Premium, if any, and (vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the Premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each Holder of a Note written notice of the Premium, if any, payable in connection with such prepayment and, whether or not any Premium is payable, a reasonably detailed computation of the Make-Whole Amount (which calculation shall be reasonably satisfactory to each Holder of the Notes to be prepaid).

Section 2.4. Application of Prepayments. In the case of all partial prepayments pursuant to §2.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. All regularly scheduled partial prepayments made with respect to any Series of Additional Notes pursuant to any Supplement shall be allocated as provided therein.

Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement (including any Supplement) or the Notes, in the case of any Note owned by any Holder that is a Purchaser, an Additional Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this §2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and Premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth in Schedule I hereto, Schedule I to any Supplement, if applicable, or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder on Schedule I hereto or Schedule I to any Supplement, if applicable, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.

Section 2.6. Payments Due on Non-Business Days. Anything in this Agreement (including any Supplement) or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 3. Representations.

Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

Section 3.2. Representations of the Purchasers. Each Purchaser severally represents, and in entering into this Agreement the Company understands, that such Purchaser is acquiring the Series 2008 Notes in a private placement for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Series 2008 Notes; it being understood, however, that the disposition of the Purchaser’s property shall at all times be and remain within its control. Sun Life represents that it is an institutional “accredited investor” and “Canadian financial institution”, each within the meaning of Multilateral Instrument 45-106 pursuant to Canadian provincial securities legislation. Each Purchaser severally represents that it is an institutional “accredited investor” within the meaning of Rule 501 of Regulation D as promulgated under the Securities Act and at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by it to pay the purchase price of the Series 2008 Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer (or affiliate thereof as defined in Section V(a)(1) of PTE 95-60) or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners (“NAIC”) Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither of the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

If a Purchaser or any subsequent transferee of the Series 2008 Notes indicates that such Purchaser or such transferee is relying on any representation contained in paragraphs (b), (c) or (g) above, the Company shall deliver on the Closing Date and on the date of any applicable transfer a certificate, which shall either state that (i) it is neither a party in interest nor a “disqualified person” (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b) or (g) above, or (ii) with respect to any plan, identified pursuant to paragraph (c) above, neither it nor any “affiliate” (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plan.

As used in this §3.2, the terms “employee benefit plan,” “governmental plan,” “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 4. Closing Conditions.

Section 4.1. Conditions. The obligation of each Purchaser to purchase the Series 2008 Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Series 2008 Notes and to the following further conditions precedent:

(a) Closing Certificates. On the Closing Date such Purchaser shall have received a certificate dated the Closing Date, signed by the President or an Executive Vice President or the Chief Operating Officer or the Chief Financial Officer of the Company, the truth and accuracy of which shall be a condition to such Purchaser’s obligation to purchase the Series 2008 Notes proposed to be sold to such Purchaser on the Closing Date and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

(b) Legal Opinions. Each Purchaser shall have received from Chapman and Cutler LLP, who is acting as special counsel to the Purchasers in this transaction, and from Sutherland Asbill & Brennan LLP, counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, covering the matters set forth in Exhibits C and D, respectively, hereto.

(c) Purchase Permitted By Applicable Law, Etc. On the Closing Date, each purchase of Series 2008 Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject any Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an officer’s certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(d) Sale of Other Notes. The Company shall have consummated the sale of the entire principal amount of the Series 2008 Notes scheduled to be sold on the Closing Date as specified in Schedule I.

(e) Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the NAIC) shall have been obtained for each Series of the Series 2008 Notes.

(f) At least three Business Days prior to the Closing Date, each Purchaser shall have received written instructions signed by an officer on letterhead of the Company stating the Company’s wire instructions including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series 2008 Notes is to be deposited.

(g) Satisfactory Proceedings. All corporate and other proceedings taken in connection with the transactions contemplated by this Agreement, and all documents and instruments necessary to the consummation thereof, shall be satisfactory in form and substance to the Purchasers and the Purchasers’ special counsel, and the Purchasers shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to the Purchasers of any of the Series 2008 Notes to be issued to the Purchasers on such date or if the conditions specified in §4.1 have not been fulfilled, any Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in §4.1 have not been fulfilled, each Purchaser may waive compliance by the Company with any such condition to such extent as each Purchaser may in its sole discretion determine. Nothing in this §4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of the Purchaser’s rights against the Company.

Section 5. Covenants.

From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Consolidated Subsidiary to keep in full force and effect, its corporate existence and all registrations, licenses, permits and governmental approvals necessary to the proper conduct of its business except, where the failure to maintain such registrations, licenses, permits and governmental approvals would not have a Material Adverse Effect; provided, however, that the foregoing shall not prevent any transaction permitted by §5.11.

Section 5.2. Insurance. The Company will maintain, and will cause each Consolidated Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations and limited liability companies of established reputation engaged in the same or a similar business and owning and operating similar properties.

Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Consolidated Subsidiary to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Consolidated Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Consolidated Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Consolidated Subsidiary; provided, however, that the Company or such Consolidated Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Consolidated Subsidiary or any material interference with the use thereof by the Company or such Consolidated Subsidiary, and (ii) the Company or such Consolidated Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Consolidated Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could have a Material Adverse Effect or would result in any Lien not permitted under §5.9.

Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Consolidated Subsidiary to maintain, preserve and keep, its material properties which are used in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements and renewals as the Company may determine to be appropriate to the conduct of its business.

Section 5.5. Nature of Business. Neither the Company nor any Consolidated Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Consolidated Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Consolidated Subsidiaries on the date of this Agreement as described in the Company’s most recently filed Form 10-K.

Section 5.6. Status of RIC and BDC. The Company will maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

Section 5.7. Financial Covenants.

(a) Capital Maintenance. The Company shall at all times maintain Consolidated Shareholders Equity in an amount not less than (i) $1,900,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Company or any of its Consolidated Subsidiaries at any time after December 31, 2007 (excluding the Net Proceeds of any Equity Issuance by a Consolidated Subsidiary to a Consolidated Subsidiary or to the Company).

(b) Interest Charges Coverage Ratio. The Company shall maintain the ratio of Adjusted EBIT to Interest Expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, at not less than 1.8 to 1.

(c) Ratio of Consolidated Debt to Consolidated Shareholders’ Equity. The Company will have on the last day of each quarterly fiscal period a ratio of Consolidated Debt to Consolidated Shareholders’ Equity not exceeding 1.5 to 1.

(d) Priority Debt. The Company will not at any time permit the aggregate principal amount of Priority Debt to exceed 25% of Consolidated Shareholders’ Equity.

(e) Asset Coverage Ratio. The Company will not at any time permit the Asset Coverage Ratio to be less than 2 to 1.

Section 5.8. Subsidiary Guaranties; Interest Rate Swaps. (a) The Company will not permit any Consolidated Subsidiary to enter into any Subsidiary Bank Guaranty or Subsidiary Existing Note Guaranty, unless the Company shall first furnish to each Holder of the Notes (i) an unconditional Subsidiary Note Guaranty, (ii) an Intercreditor Agreement, and (iii) an opinion of counsel to the effect that such Subsidiary Note Guaranty has been duly authorized, executed and delivered by such Consolidated Subsidiary and constitutes the legal, valid and binding obligation of such Consolidated Subsidiary, enforceable against such Consolidated Subsidiary in accordance with the terms thereof, and covering such other matters as the Holders of 51% or more of the principal amount of the Notes at the time outstanding may reasonably request.

(b) The Company will not and will not permit any Consolidated Subsidiary to enter into any Interest Rate Swap except in the ordinary course of business pursuant to transactions that are entered into for bona fide purposes of managing the Company’s interest rate and currency risk and not for speculation.

Section 5.9. Limitation on Liens. The Company will not, and will not permit any Consolidated Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except:

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by §5.3;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Consolidated Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with the making of loans to customers, worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with (i) the borrowing of money or (ii) obligations pursuant to ERISA, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Consolidated Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Consolidated Subsidiaries;

(e) Liens securing Indebtedness of a Consolidated Subsidiary to the Company or to another Wholly-Owned Consolidated Subsidiary;

(f) Liens incurred after the Closing Date given to secure the payment of the purchase price or cost of construction incurred in connection with the acquisition of, or improvements to, fixed assets useful and intended to be used in carrying on the business of the Company or a Consolidated Subsidiary, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Company or a Consolidated Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the assets acquired or purchased, (ii) the Lien (other than Liens that are existing on such assets at the time of acquisition thereof and that are permitted as aforesaid) shall have been created or incurred within 180 days of the date of acquisition of such fixed assets, except in the case of construction or acquisition of improvements to real estate, the land on which such improvements are located shall not be required to have been acquired within such 180 day period; (iii) at the time of acquisition of such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets whether or not assumed by the Company or a Consolidated Subsidiary shall not exceed an amount equal to 80% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such assets (as determined in good faith by the board of directors of the Company), and (iv) all Indebtedness secured by such Liens shall be permitted hereunder; and

(g) Liens securing Indebtedness (including Liens in existence on the Closing Date and securing the Indebtedness described on Annex B to Exhibit B) so long as the aggregate Indebtedness secured by all such Liens is permitted within the limitations of §5.7.

The Company will not, and will not permit any Consolidated Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property which secures Debt outstanding under the Bank Credit Agreement or the Existing Note Agreements, unless the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured; provided that such security is granted pursuant to an agreement reasonably satisfactory to the Holders of 51% or more of the principal amount of the Notes at the time outstanding.

Section 5.10. Restricted Payments. The Company will not except as hereinafter provided:

(a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

(b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any             shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any             shares of its capital stock); or

(c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called “Restricted Payments”), if after giving effect thereto (i) an Event of Default described in paragraph (a) or (b) of §6.1 shall exist, (ii) as the result of an occurrence of any other Event of Default described in §6.1 the Notes shall have been accelerated under §6.3 or (iii) the Company would not be in compliance with the limitations of §5.7(c), (d) or (e) or §5.8.

The Company will not declare any regular quarterly dividend which constitutes a Restricted Payment payable more than 80 days after the date of declaration thereof; provided that any year-end extra dividend which constitutes a Restricted Payment shall not be payable more than 120 days after the date of declaration thereof.

For the purposes of this §5.10, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the board of directors of the Company) of such property at the time of the making of the Restricted Payment in question.

Section 5.11. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Consolidated Subsidiary to, consolidate with or be a party to a merger with any other Person or dispose of all or a substantial part of the assets of the Company and its Consolidated Subsidiaries; provided that:

(1) any Consolidated Subsidiary may merge or consolidate with or into, sell, lease or otherwise dispose of all or a substantial part of its assets to the Company or any Wholly-Owned Subsidiary so long as (A) (i) in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly-Owned Subsidiary (and not the Company), a Wholly-Owned Subsidiary shall be the surviving or continuing corporation, and (B) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

(2) the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the “surviving corporation”) is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and Premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes, this Agreement and any Supplement, to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel reasonably satisfactory to the Holder or Holders of 51% or more of the principal amount of the Notes at the time outstanding to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto and to the incurrence of any Debt assumed or incurred in connection therewith, (x) the aggregate amount of outstanding Consolidated Debt and Priority Debt of the surviving corporation would be permitted by the terms of §5.7(c) and (d) as of the last day of the fiscal quarter immediately preceding the date of such consolidation or merger, and (y) no Default or Event of Default would exist; and

(3) the Company and any Consolidated Subsidiary may, sell, transfer or otherwise dispose of all or any part of its Investments in the ordinary course of business including, without limitation, in securitization transactions.

(b) The Company will not permit any Consolidated Subsidiary to issue any Voting Stock of such Consolidated Subsidiary except to satisfy the rights of minority shareholders to receive issuances of stock which are non-dilutive to the Company and/or any Consolidated Subsidiary; provided that the foregoing restrictions do not apply to issuances to the Company or to a Wholly-Owned Subsidiary or the issuance of directors’ qualifying shares.

(c) The Company will not sell, transfer or otherwise dispose of stock or Debt of any Consolidated Subsidiary (except issuance of directors’ qualifying shares and sales, transfers and dispositions of all the stock of a special purpose Consolidated Subsidiary for consideration if (x) substantially all the assets of such Consolidated Subsidiary constitute Investments and (y) the sale, transfer or disposition of all such Investments for substantially the same consideration would be permitted by §5.11(a)(3)) and will not permit any Consolidated Subsidiary to sell, transfer or otherwise dispose of stock (otherwise than by purchase or redemption of preferred stock) of a Consolidated Subsidiary or Debt of any other Consolidated Subsidiary (except issuances to the Company or to a Wholly-Owned Subsidiary or issuance of directors’ qualifying shares); provided that the foregoing restrictions do not apply if the following conditions are met:

(1) all shares of stock and all Debt of such Consolidated Subsidiary held by the Company and its Subsidiaries shall be sold simultaneously;

(2) in the opinion of the Company’s board of directors:

(i)	such sale of stock or Debt is in the best interests of the Company; and

(ii)	the consideration paid for such stock and Debt is deemed adequate and satisfactory.

(3) the Consolidated Subsidiary being disposed of shall not have any continuing investment in the Company or any Consolidated Subsidiary that is not being disposed of simultaneously; and

(4) such sale or disposition does not involve a substantial part of assets of the Company and its Consolidated Subsidiaries.

As used in this §5.11, a sale of assets will be deemed a “substantial part” of the assets of the Company and its Consolidated Subsidiaries if (i) the Book Value of such assets sold in a given fiscal year (except those sold in the ordinary course of business) exceeds 15% of the Consolidated Total Assets of the Company and its Consolidated Subsidiaries determined at the close of the immediately preceding fiscal year, or (ii) the operations of such assets sold (except those sold in the ordinary course of business) generated 15% or more of the consolidated operating profit of the Company and its Consolidated Subsidiaries during the immediately preceding fiscal year; provided, however, that for purposes of the foregoing calculation, there shall not be included any assets if a portion of the proceeds of such assets equal to the aggregate Book Value thereof immediately prior to such sale was or is applied within 365 days of the date of sale of such assets to either (A) the acquisition of Investments useful and intended to be used in the operation of the business of the Company and its Consolidated Subsidiaries and having a fair value (as determined in good faith by the board of directors of the Company) at least equal to the Book Value of the assets so disposed of, or (B) the prepayment at any applicable prepayment Premium, on a pro rata basis, of Senior Funded Debt of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in §2.2.

Section 5.12. Repurchase of Notes. Neither the Company nor any Consolidated Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Consolidated Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement or any Supplement, in each case relating to the taking by the holders of the Notes of any actions with respect hereto or thereto, including without limitation, §6.3, §6.4 and §7.1.

Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Consolidated Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except transactions involving consideration in an aggregate amount for all such transactions not in excess of $25,000,000 per fiscal year, and transactions in the ordinary course of, and pursuant to the reasonable requirements of the Company’s or such Consolidated Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Consolidated Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 5.14. Termination of Pension Plans. The Company will not, and will not permit any Consolidated Subsidiary to, withdraw from any Multiemployer Plan to which it may hereafter contribute or permit any employee benefit plan hereafter maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Consolidated Subsidiary pursuant to Section 4068 of ERISA.

Section 5.15. Reports and Rights of Inspection. The Company will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Consolidated Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this §5.15 and concurred with by the independent registered public accounting firm referred to in §5.15(b) hereof), and will furnish to each Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

(a) Quarterly Statements. As soon as available and in any event within 50 days (or such period as is 5 Business Days greater than the period applicable to the required filing date of the Company’s Quarterly Report on Form 10-Q) after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

(1) consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

(2) consolidated statements of operations of the Company and its Consolidated Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

(3) consolidated statements of changes in net assets and cash flows of the Company and its Consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by a Senior Financial Officer of the Company;

(b) Annual Statements. As soon as available and in any event within 95 days (or such period as is 5 Business Days greater than the period applicable to the required filing date of the Company’s Annual Report on Form 10-K) after the close of each fiscal year, copies of:

(1) consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the close of such fiscal year,

(2) consolidated statements of operations, changes in net assets and cash flows, and

(3) consolidated statement of investments

setting forth in comparative form the consolidated figures for the preceding fiscal year (except in the case of such statement of investments) and in each case all in reasonable detail and accompanied by a report thereon of an independent registered public accounting firm selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of their operations, changes in net assets and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

(c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by an independent registered public accounting firm of the books of the Company or any Consolidated Subsidiary and any management letter received from such accountants;

(d) SEC and Other Reports. (i) Promptly upon their becoming available (or in the case of registration statements, promptly after their becoming effective), copies of all effective registration statements (other than the exhibits thereto, any prospectus supplements, and any effective registration statements on Form S-8 or its equivalent), and reports on Form 10-K, 10-Q, and 8-K (or their equivalents) filed by the Company with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange, (ii) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports, and proxy statements so mailed, and (iii) promptly upon their becoming available, copies of any orders, judgments or decrees in excess of $25,000,000 that have been entered against the Company or any of its Consolidated Subsidiaries in any proceedings to which the Company or any Consolidated Subsidiary is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Consolidated Subsidiaries;

(e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan hereafter maintained by the Company or any ERISA Affiliate; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any such Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any such Plan; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any such Plan; (v) any material contingent liability of the Company or any Consolidated Subsidiary with respect to any post-retirement welfare liability hereafter existing; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

(f) Officer’s Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of a Senior Financial Officer of the Company stating that such officer has reviewed the provisions of this Agreement (including any Supplement) and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of §5.7 through §5.11 at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

(g) Accountant’s Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements acknowledging that the Company was in compliance with the financial covenants of §5.7, and setting forth the procedures used to make such determination;

(h) Supplements. Promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and

(i) Requested Information. With reasonable promptness, such other data and information as any Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit each Institutional Holder of the then outstanding Notes (or such Persons as such Holder may designate), to visit and inspect, under the Company’s guidance, any of the properties of the Company or any Consolidated Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent registered public accounting firm (and by this provision the Company authorizes said accountants to discuss with such Holder the finances and affairs of the Company and its Consolidated Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the Holder of any Note or of any other evidence of Indebtedness of the Company or any Consolidated Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Company.

Section 5.16. Terrorism Sanctions Regulations. The Company will not and will not permit any Consolidated Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

Section 5.17. Additional Financial Covenants. If the Company shall at any time enter into one or more agreements (including any amendment of an existing agreement) pursuant to which Senior Funded Debt in an aggregate principal amount greater than $30,000,000 shall be outstanding and such agreement contains one or more financial covenants which are more restrictive on the Company and its Subsidiaries than the financial covenants contained in this Agreement, then such more restrictive financial covenants and any related definitions (the “Additional Financial Covenants”) shall automatically be deemed to be incorporated into §5.7 of this Agreement) by reference and §6.1(e) shall be deemed to be amended to include such Additional Financial Covenants from the time such other agreement becomes binding upon the Company until such time as such other Senior Funded Debt is repaid in full and all commitments related thereto are terminated; provided, that if at the time of any such repayment or the termination of any such commitment a Default or Event of Default shall exist under this Agreement, then such covenants shall continue in full force and effect so long as such Default or Event of Default continues to exist. So long as such Additional Financial Covenants shall be in effect, no modification or waiver of such Additional Financial Covenants shall be effective unless the Holders of at least 51% in aggregate principal amount of the Notes shall have consented thereto pursuant to §7.1 hereof. Promptly but in no event more than 10 Business Days following the execution of any agreement providing for Additional Financial Covenants, the Company shall furnish each holder of the Notes with a copy of such agreement. Upon written request of the Holders of at least 51% in aggregate principal amount of the Notes, the Company will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Financial Covenants on the terms set forth herein.

Section 6. Events of Default and Remedies Therefor.

Section 6.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” as such term is used herein:

(a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

(b) Default shall occur in the making of any payment of the principal of any Note or Premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

(c) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Consolidated Debt (other than the Notes) of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $25,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

(d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which Consolidated Debt of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $25,000,000 may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of such Consolidated Debt or the Company or a Consolidated Subsidiary has become obligated to purchase such Consolidated Debt or one or more Persons have the right to require the Company or any Consolidated Subsidiary to purchase such Consolidated Debt; or

(e) Default shall occur in the observance or performance of any covenant or agreement contained in §5.7 through §5.11, §6.2 or any covenant in a Supplement which specifically provides that it shall have the benefit of this §6.1(e) and such default shall continue for more than five Business Days; or

(f) Default shall occur in the observance or performance of any other provision of this Agreement (including any Supplement) which is not remedied within 30 days after the earlier of (i) the day on which a Senior Financial Officer first obtains actual personal knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by the Holder of any Note; or

(g) Any representation or warranty made by the Company in this Agreement (including any Supplement), or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

(h) Final judgment or final judgments for the payment of money aggregating in excess of $25,000,000 is or are outstanding against the Company or any Material Subsidiary or against any property or assets of the Company or any Material Subsidiary and any such final judgment or final judgments have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

(i) A custodian, liquidator, receiver or similar official is appointed for the Company or any Material Subsidiary or for the major part of its property and is not discharged within 60 days after such appointment; or

(j) The Company or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Material Subsidiary or for the major part of its property; or

(k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or such Material Subsidiary, are consented to or are not dismissed within 60 days after such institution.

Section 6.2. Notice to Holders. When any Event of Default described in the foregoing §6.1 has occurred, or if the Holder of any Note or of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of §6.1 has happened and is continuing, any Holder of any Note may declare the entire principal and all interest accrued on such Holder’s Notes to be and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby waived. When any Event of Default described in paragraphs (a) through (i), inclusive, of §6.1 has happened and is continuing, the Holder or Holders of 51% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of §6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon any Note becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holder of such Note the entire principal and interest accrued on such Note and (to the extent permitted by applicable law) an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the applicable Make-Whole Amount which the Company would be obligated to pay if the Notes were being prepaid pursuant to §2.2, determined as of the date on which such Note shall so become due and payable. No course of dealing on the part of the Holder or Holders of any Notes nor any delay or failure on the part of any Holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder’s rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder’s or Holders’ attorneys for all services rendered in connection therewith.

Section 6.4. Rescission of Acceleration. The provisions of §6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of §6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement (including any Supplement);

(b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (including any Supplement) (except any principal, interest or Premium, if any, on the Notes which has become due and payable solely by reason of such declaration under §6.3) shall have been duly paid; and

(c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to §7.1;

and provided further, that no such rescission and annulment under this §6.4 shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 7. Amendments, Waivers and Consents.

Section 7.1. Consent Required. (a) Any term, covenant, agreement or condition of this Agreement (including any Supplement) may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company has obtained the consent in writing of the Holders of at least 51% in aggregate principal amount of outstanding Notes; provided that without the written consent of the Holders of all of the Notes then outstanding affected thereby, no such amendment or waiver shall be effective (i) which will change the time of payment of the principal of or the interest on any Note, change the principal amount thereof, reduce the rate of interest thereon or change the method of computation of the Make-Whole Amount, or (ii) which will change any of the provisions with respect to optional prepayments or (iii) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this §7 or §6.

(b) Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with §1.3 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement (including any Supplement) or the Notes unless each Holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder of Notes as consideration for or as an inducement to entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement (including any Supplement) or the Notes unless such remuneration is concurrently paid on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders of the Notes and shall be binding upon them, upon each future Holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 8. Interpretation of Agreement; Definitions.

Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Additional Notes” shall have the meaning set forth in §1.3.

“Additional Purchasers” means the purchasers of the Additional Notes.

“Adequate Rating” means a senior unsecured debt rating of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings, or a rating of A3 or higher by Moody’s Investors Services.

“Adjusted EBIT” means, for any period with respect to the Company and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than taxes, Interest Expense and non-cash employee stock options expense and excluding (i) net realized gains or losses, (ii) net change in unrealized appreciation or depreciation, and (iii) the amount of interest paid-in-kind (“PIK”) to the extent such amount exceeds the sum of (x) PIK interest collected in cash and (y) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (y) shall not be less than 0, all as determined in accordance with GAAP.

“Affiliate” shall mean any Person (other than a Consolidated Subsidiary) which (i) directly or indirectly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned by the Company or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, other than by investment advisory contracts entered into in the ordinary course of business of the Company or a Subsidiary of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Asset Coverage Ratio” shall mean on a consolidated basis for the Company and its Consolidated Subsidiaries the ratio which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Company thereunder), bears to the aggregate amount of senior securities representing indebtedness of the Company and its Consolidated Subsidiaries.

“Bank Credit Agreement” means the Credit Agreement between the Banks and the Company dated as of April 9, 2008, as amended from time to time, pursuant to which the Banks have extended credit to the Company, and any renewals, extensions or replacements thereof.

“Banks” means the banks or financial institutions which are party to the Bank Credit Agreement from time to time.

“Book Value” means, with respect to any asset at any time, the value thereof as the same would be reflected on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such time prepared in accordance with GAAP.

“Business Day” shall mean (a) for the purposes of computation of the Make-Whole Amount only, any day of the week (excluding Saturday or Sunday) on which banks in New York, New York are not obligated by law to close and (b) for the purposes of any other provision of this Agreement any day of the week (excluding Saturday or Sunday) on which banks in Washington, D.C. and New York, New York are not obligated by law to close.

“Capitalized Lease” shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its Subsidiaries in accordance with GAAP.

“Capitalized Rentals” of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Consolidated Debt” shall mean as of the date of any determination thereof, the aggregate unpaid amount of all Debt of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Shareholders’ Equity” as of the date of determination thereof, shall mean the total shareholders’ equity of the Company and its Consolidated Subsidiaries as the same would appear on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP, including, in any case, common stock of the Company (valued at cost) held in the deferred compensation trusts and Permitted Preferred Stock of the Company and its Consolidated Subsidiaries but excluding any stock, common or preferred, not both issued and outstanding.

“Consolidated Subsidiary” shall mean any Subsidiary which is required to be consolidated on financial statements of the Company prepared in accordance with GAAP.

“Consolidated Total Assets” shall mean total assets of the Company and its Consolidated Subsidiaries on a consolidated basis.

“Debt” means, with respect to any Person, without duplication,

(a) its liabilities for borrowed money;

(b) all liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capitalized Rentals;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all liabilities under Interest Rate Swaps entered into for the purpose of hedging currency risk with respect to Debt; and

(f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Any amount receivable by the Company or any of its Consolidated Subsidiaries under an Interest Rate Swap referred to in clause (e) above, as determined in accordance with the definition of Interest Rate Swap, shall apply as an offset in the calculation of the total amount of Debt if and only if (i) the counterparty in such Interest Rate Swap has an Adequate Rating or (ii) in the event such counterparty ceases to maintain an Adequate Rating, such counterparty has posted collateral to the benefit of the Company or the relevant Consolidated Subsidiary to secure such receivable, in which case, the amount of such receivable that shall apply as an offset in the calculation of the total amount of Debt shall be limited to the fair market value of such collateral.

“Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

“Disclosure Materials” shall mean the Company’s December 31, 2007 Form 10-K, the Company’s Form 10-Q for the fiscal quarterly period ended March 31, 2008, and its current reports filed on Form 8-K subsequent to May 12, 2008.

“Equity Issuance” means any issuance or sale by a Person of its capital stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such capital stock or other similar equity security.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

“Event of Default” shall have the meaning set forth in §6.1.

“Existing Notes” means the notes issued by the Company pursuant to the Existing Note Agreements.

“Existing Note Agreements” means (i) the Note Agreement dated as of May 14, 2003, pursuant to which the Company has issued its $147,000,000 6.05% Senior Notes, Series B, due May 14, 2010, and any replacement or renewal thereof, (ii) the Note Agreement dated as March 25, 2004, pursuant to which the Company has issued its €5,000,000 5.703% Senior Notes, Euro Series due March 25, 2009 and its £5,000,000 7.343% Senior Notes, Sterling Series due March 25, 2009, and any replacement or renewal thereof, (iii) the Note Agreement dated as of November 15, 2004, pursuant to which the Company has issued its $252,500,000 5.53% Senior Notes, Series A, due November 15, 2009 and its $72,500,000 5.99% Senior Notes, Series B, due November 15, 2011, and any replacement or renewal thereof, (iv) the Note Agreement dated as of October 13, 2005, pursuant to which the Company has issued its $261,000,000 6.15% Senior Notes, Series A, due October 13, 2010 and its $89,000,000 6.34% Senior Notes, Series B, due October 13, 2012, and any replacement or renewal thereof, (v) the Note Agreement dated as of May 1, 2006, pursuant to which the Company has issued its $50,000,000 6.75% Senior Notes due May 1, 2013, and any replacement or renewal thereof, and (vi) the Indenture by and between Company and The Bank of New York, dated as of June 16, 2006, as supplemented by (x) the First Supplemental Indenture by and between the Company and The Bank of New York, dated as of July 25, 2006, pursuant to which the Company has issued its $400,000,000 6.625% Notes due July 15, 2011, and any replacement or renewal thereof, (y) the Second Supplemental Indenture by and between the Company and The Bank of New York, dated as of December 8, 2006, pursuant to which the Company has issued its $250,000,000 6.0% Notes due April 1, 2012, and any replacement or renewal thereof, and (z) the Third Supplemental Indenture by and between the Company and The Bank of New York, dated as of March 28, 2007, pursuant to which the Company has issued its $230,000,000 6.875% Notes due April 15, 2047, and any replacement or renewal thereof.

“Foreign Holder” shall have the meaning set forth in §9.1.

“GAAP” shall mean generally accepted accounting principles at the time in the United States.

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

“Holder” shall mean any Person which is, at the time of reference, the registered Holder of any Note.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of unreimbursed drawings under letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Interest Rate Swaps of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Holder” shall mean any Holder which is an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or any other similar financial institution which is not principally engaged in, or has one of its important activities, in the business of making small business investments of the type made by the Company.

“Intercreditor Agreement” means an intercreditor agreement pursuant to which the Banks, the holders of the Existing Notes and the Holders of the Notes have agreed to share payments made by any Consolidated Subsidiary under a Subsidiary Existing Note Guaranty, a Subsidiary Note Guaranty or a Subsidiary Bank Guaranty on an equal and ratable basis.

“Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Leases) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Interest Rate Swap” means a currency swap, an interest rate swap or other currency or interest rate hedge entered into by the Company or a Consolidated Subsidiary. For the purposes of this Agreement, the amount of the obligation (whether positive or negative) under any Interest Rate Swap shall be the amount payable or receivable by the Company or any of its Consolidated Subsidiaries determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Interest Rate Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Interest Rate Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

“Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or any Consolidated Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

“Make-Whole Amount” means, with respect to a Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means the principal of any Note of any Series that is to be prepaid pursuant to §2.2 or has become or is declared to be immediately due and payable pursuant to §6.3, as the context requires.

“Discounted Value” means, with respect to the Called Principal of a Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes of such Series is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of a Note of any Series, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “PX-1” of the Bloomberg Financial Markets Services Screen (or such other display as may replace PX-1 of the Bloomberg Financial Markets Services Screen) for actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded on-the-run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded on-the-run U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded on-the-run U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal of either Series of Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of a Note of any Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes of such Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to §2.2 or §6.3.

“Settlement Date” means, with respect to the Called Principal of a Note of any Series, the date on which such Called Principal is to be prepaid pursuant to §2.2 or has become or is declared to be immediately due and payable pursuant to §6.3, as the context requires.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Consolidated Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement (including any Supplement) and the Notes, or (c) the validity or enforceability of this Agreement (including any Supplement) or the Notes.

“Material Subsidiary” shall mean any Consolidated Subsidiary which has total assets having a value (determined in accordance with the valuation method pursuant to GAAP) greater than or equal to $60,000,000.

“Modified Make-Whole Amount” means an amount calculated in accordance with the definition of the Make-Whole Amount, except for this purpose, “1.50%” shall be substituted for “0.50%” in calculating the Reinvestment Yield component.

“Multiemployer Plan” shall have the same meaning as in ERISA.

“Net Proceeds” means, with respect to an Equity Issuance by a Person, the aggregate amount of all cash received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Notes” shall have the meaning set forth in §1.1.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Preferred Stock” means preferred stock that is issued from time to time by a Consolidated Subsidiary for the purpose of qualifying such Consolidated Subsidiary as a real estate investment trust under Sections 856 through 860 of the Code and having an aggregate stated value not exceeding $500,000 at any one time outstanding, provided that in any event Permitted Preferred Stock shall not include any Voting Stock.

“Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412 and 430 of the Code and either (i) is maintained, or contributed to, by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate or (ii) has at any time within the preceding five years been maintained, or contributed to, by the Company or any Person which was at such time an ERISA Affiliate for employees of the Company or of any Person which was at such time an ERISA Affiliate.

“Priority Debt” means (without duplication) the sum of (i) all Debt of the Company and its Consolidated Subsidiaries secured by a Lien, (ii) all liabilities of the Company and its Consolidated Subsidiaries under Interest Rate Swaps entered into for the purpose of hedging interest rate risk with respect to Debt, if and only if such liabilities are secured by a Lien, (iii) all unsecured Debt of Consolidated Subsidiaries, and (iv) all unsecured liabilities of Consolidated Subsidiaries under Interest Rate Swaps entered into for the purpose of hedging interest rate risk with respect to Debt (excluding in each case, any Debt or liability owing to the Company or another Consolidated Subsidiary).

“Premium” means (i) in the case of the Series 2008 Notes, the Make-Whole Amount and (ii) in the case of any Series of Additional Notes, the premium, if any, specified in the applicable Supplement.

“Purchasers” shall have the meaning set forth in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Rentals” shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or any Consolidated Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or any Consolidated Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Reportable Event” means a reportable event within the meaning of Section 4043 of ERISA for which the reporting to the PBGC is not waived.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time or any successor legislation.

“Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Senior Financial Officer” means the chief financial officer, chief operating officer, principal accounting officer, treasurer or controller of the Company.

“Senior Funded Debt” means any Debt of the Company which is classified as long term debt in accordance with GAAP (including, without limitation, the Bank Credit Agreement) other than Subordinated Debt.

“Series” means any series of Notes issued under this Agreement or any Supplement hereto.

“Series 2008 Notes” shall have the meaning set forth in §1.1.

“Series 2008-A Notes” shall have the meaning set forth in §1.1.

“Series 2008-B Notes” shall have the meaning set forth in §1.1.

“Subordinated Debt” means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under the Notes).

“Subsidiary” with respect to any Person shall mean (i) any corporation, partnership, association or other business entity at least 50% of the outstanding shares of Voting Stock or similar interests of which are owned, directly or indirectly, by such Person (including, without limitation, any limited partnership in which such Person, directly or indirectly, shall have at least a 50% vote on matters as to which limited partners may vote), (ii) any general or limited partnership of which such Person shall be a general partner or as to which such Person otherwise shall have unlimited liability, (iii) any general or limited partnership a general partner of which can be changed or removed by such Person (other than removals that could be accomplished by voluntary withdrawal of such general partner only), or (iv) any general or limited partnership in which (x) the amount represented by such Person’s capital account shall be equal to at least 50% of the aggregate amount represented by the total of all partners’ capital accounts or (y) such Person shall be allocated at least 50% of the profit (or loss) or distributable cash of the partnership; provided, however, that the term “Subsidiary”, when used in this Agreement without reference to any particular Person, shall mean a Subsidiary of the Company.

“Subsidiary Bank Guaranty” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Bank Credit Agreement.

“Subsidiary Existing Note Guaranty” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Existing Notes.

“Subsidiary Note Guaranty” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Notes.

“Sun Life” means, for the purposes of §9, Sun Life Assurance Company of Canada, a life insurance company incorporated and operating in Canada with a permanent residence at 227 King Street South, Waterloo, Ontario, Canada, but specifically excluding its U.S. branch with offices located in Wellesley, Massachusetts.

“Supplement” has the meaning set forth in §1.3.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-Owned” when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares and Permitted Preferred Stock) shall be owned by the Company and/or one or more of its Wholly-Owned Subsidiaries.

Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement (including any Supplement), the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement (including any Supplement). If the Company or any Holder determines that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement (including any Supplement), such party may, by written notice to the Holders (in the case of a notice sent by the Company) and to the Company and the other Holders (in the case of a notice sent by a Holder) not later than 30 days after the Company’s delivery of any financial statements pursuant to §5.15(a) or (b) reflecting such change in GAAP, request renegotiation of the financial covenants affected by such change. If the Company and the Holders of 51% or more of the principal amount of the Notes at the time outstanding have not agreed on revised covenants within 30 days after delivery of such notice, then, for purposes of this Agreement (including any Supplement), GAAP will mean generally accepted accounting principles on the date immediately prior to the date on which the change that gave rise to the renegotiation occurred; provided, that, the Company shall provide to the Holders financial statements and other documents required under this Agreement (including any Supplement) or as reasonably requested hereunder setting forth a reconciliation between calculations of such covenants made before and after giving effect to such change in GAAP.

Section 8.3. Directly or Indirectly. Where any provision in this Agreement (including any Supplement) refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 8.4. Schedules and Exhibits; Sections. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, references to a Schedule or an Exhibit attached to this Agreement. References to a “Section” are, unless otherwise specified, references to a Section of this Agreement.

Section 9. Taxes.

Section 9.1 Taxation. (a) All payments of principal, interest, Make-Whole Amount and Modified Make-Whole Amount in respect of the Series 2008 Note or Series 2008 Notes issued to Sun Life on the Closing Date (the “Gross-up Notes”) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Company shall pay such additional amounts as will result in the receipt by Sun Life or its registered transferees (collectively, the “Foreign Holders”) of such amounts as would have been received by the Foreign Holders if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any tax, assessment or other governmental charge that:

(1) is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a Foreign Holder) between any Foreign Holder and the United States, including, without limitation, such Foreign Holder being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(2) is imposed or withheld solely by reason of any Foreign Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which such Foreign Holder is a partner, beneficiary, settlor or member) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

(3) is imposed or withheld solely by reason of the Foreign Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which the Foreign Holder is a partner, beneficiary, settlor or member) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax;

(4) is an estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax assessment or governmental charge;

(5) is imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the classes of stock of the Company that are entitled to vote within the meaning of Section 871(h)(3) of the Code (as in effect on the date of this Agreement or, in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer) or that is a bank making a loan entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code (as in effect on the date of this Agreement, or in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer);

(6) would not have been imposed but for the failure of the beneficial owner or any Foreign Holder to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such beneficial owner or such Foreign Holder, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, duty, assessment or other governmental charge;

(7) is payable otherwise than by withholding by the Company from payments on or in respect of any Gross-up Note held by any Foreign Holder;

(8) is imposed by reason of the failure of any Foreign Holder or the beneficial owner to fulfill the statement requirements of sections 871(h) or 881(c) of the Code (as in effect on the date of this Agreement or in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer); or

(9) if applicable, is imposed on a payment to an individual and required to be withheld pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(10) any combination of items (1), (2), (3), (4), (5), (6), (7), (8), and (9).

(b) In addition, the Company will not pay additional amounts to any Foreign Holder if it is a partnership, trust, estate, limited liability company or other fiscally transparent entity, or to any Foreign Holder if it is not the sole beneficial owner of the Gross-up Note held by it, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the trust or estate, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(c) Within five days of the Closing Date Sun Life shall provide, and on the date of any transfer of a Gross-up Note by a Foreign Holder (including Sun Life) to another Foreign Holder, such transferee Foreign Holder shall provide, the Company with a properly executed original United States Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the United States Internal Revenue Service, certifying that it is not a United States person for United States federal income tax purposes. Thereafter such Foreign Holder shall provide additional Forms W-8BEN or W-8ECI (or any successor or other form prescribed by the United States Internal Revenue Service) (i) to the extent a form previously provided has become inaccurate, invalid or otherwise ceases to be effective or (ii) as requested in writing by the Company, unless such Foreign Holder is unable to provide such form solely as a result of any change in, or amendment to, the laws, regulations, or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by any court of competent jurisdiction), which change or amendment becomes effective on or after the Closing Date.

(d) Any reference in this Agreement to principal, Make-Whole Amount, Modified Make-Whole Amount or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this §9.

(e) This §9.1 shall apply only with respect to the Foreign Holders. It shall not apply to payments made to any Holder other than the Foreign Holders.

Section 9.2 Prepayment for Tax Reasons. (a) The Company shall have an option to prepay the Gross-up Notes in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Foreign Holders (which notice shall be irrevocable) by payment of the principal amount, together with interest accrued to the date fixed for prepayment and with a premium in an amount equal to the Modified Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this §9.2, if (i) the Company (a) has or will become obliged to pay additional amounts as provided or referred to in §9.1 as a result of any change in, or amendment to, the laws, regulations or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the Closing Date and (b) in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it; or (ii) (a) any action has been taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized legal standing, will result in a material probability that the Company will become obligated to pay additional amounts and (b) in its business judgment the Company determines that such obligation cannot be avoided by the use of reasonable measures available to it; provided that no such notice of prepayment shall be given earlier than 60 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of such Gross-up Notes held by the Foreign Holders were then due.

(b) Prior to the giving of any notice of prepayment pursuant to this §9.2, the Company shall deliver to the Foreign Holder of any Gross-up Note to be prepaid (1) a certificate signed by two officers of the Company stating that the Company is entitled to effect such prepayment and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to prepay have occurred and (2) in the case of a determination under (ii) above, an opinion of independent legal advisers of recognized standing to the effect that there is a material probability that the Company will become obliged to pay such additional amounts as a result of such change or amendment. Upon the expiry of any such notice as is referred to in this §9.2, the Company shall be bound to prepay such Gross-up Note in accordance with this §9.2.

(c) Notwithstanding the foregoing, if the Company shall give a Foreign Holder notice of prepayment of any Gross-up Note pursuant to §9.2(a), such Foreign Holder, if it then holds one or more such Gross-up Notes in an aggregate amount equal to or greater than $5,000,000, shall have a one time option to reject such prepayment; provided however, if such Foreign Holder rejects such prepayment, §9.1(a) shall no longer be operative with respect to any Gross-up Notes held by such Foreign Holder. To exercise such option, such Foreign Holder shall provide a rejection notice to the Company within ten Business Days after its receipt of the Company’s notice of prepayment. Such notice by a Foreign Holder shall be irrevocable and shall be binding on all subsequent Foreign Holders of such Foreign Holder’s Gross-up Notes.

(d) The provisions of §2.2, §2.3 and §2.4 shall not apply to any prepayment pursuant to this §9.2.

Section 10. Miscellaneous.

Section 10.1. Registered Notes. The Company shall cause to be kept at the principal office of the Company a register for the registration and transfer of the Notes (hereinafter called the “Note Register”) and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement (including any Supplement).

At any time and from time to time the Holder of any Note may transfer such Note to another Institutional Holder upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder of such Note or its attorney duly authorized in writing.

The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement (including any Supplement, if applicable). Payment of or on account of the principal, Premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered Holder.

Section 10.2. Exchange of Notes. At any time and from time to time, upon not less than ten days’ notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to §10.1, this §10.2 or §10.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note of the same Series for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $500,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such one or more Institutional Holders as may be designated by such Holder, and otherwise of the same form and tenor and of the same Series as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in §3.2 or in §6 of a Supplement.

Section 10.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor and of the same Series, in lieu of such lost, stolen, destroyed or mutilated Note. If a Purchaser, an Additional Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Section 10.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchasers’ and the Additional Purchasers’ reasonable out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement (including any Supplement) and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler LLP, special counsel to the Purchasers, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser’s and/or each Additional Purchaser’s home office or at such other place as such Purchaser and/or such Additional Purchaser may designate, the cost of obtaining a Private Placement Number for the Notes from Standard & Poor’s Corporation, and all such reasonable expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement (including any Supplement) and the Notes. The Company also agrees that it will pay and save each Purchaser and each Additional Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement (including any Supplement) or the Notes, (other than as specified in the penultimate sentence of §10.2) whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser and each Additional Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement (including any Supplement) other than any Person retained by or acting on behalf of a Purchaser or an Additional Purchaser, as applicable.

Section 10.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the Holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the Holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

Section 10.6. Notices. (a) All communications provided for hereunder shall be in writing and shall (except as otherwise provided in clause (b) below) be, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication (with a confirming copy of any such facsimile communication sent via overnight courier service), in each case addressed to such Holder at its address appearing on Schedule I to this Agreement or Schedule I to any Supplement, if applicable, or such other address as such Holder may designate to the Company in writing, and if to the Company delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: Penni F. Roll or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in Schedule I to this Agreement or Schedule I to any Supplement, if applicable, and a notice to a Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in Schedule I to this Agreement or Schedule I to any Supplement, if applicable, or, in either case, as such Holder may designate to the Company in writing.

(b) Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in §5.15, and to distribute this Agreement (including any Supplement) for execution by the parties hereto; provided that upon the request of a Holder, copies of all such information (other than Form 8-K filed with the Securities and Exchange Commission) will also be furnished to such Holder in the manner set forth in §10.6(a).

Section 10.7. Successors and Assigns. This Agreement (including any Supplement) shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Purchaser and each Additional Purchaser as well as to the benefit of each Purchaser’s and/or Additional Purchaser’s successors and assigns, including each successive Holder.

Section 10.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein, in any Supplement and in any certificates delivered pursuant hereto and/or thereto, whether or not in connection with the Closing Date or the closing of the Supplement, shall survive the closing and the delivery of this Agreement, such Supplement and the Notes and shall terminate upon payment in full of all amounts due under the Notes, such Supplement and this Agreement or, if earlier in the case of covenants, representations and warranties made by the Company in any Supplement, upon payment in full of all amounts due under such Supplement and the Additional Notes issued thereunder.

Section 10.9. Severability. Should any part of this Agreement (including any Supplement) for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement (including any Supplement) had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement (including any Supplement) without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

Section 10.10. Governing Law. This Agreement, any Supplement and the Notes issued and sold hereunder or thereunder shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 10.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 10.12. Confidential Information. For the purposes of this §10.12, “Confidential Information” means information delivered to any Purchaser or any Additional Purchaser by or on behalf of the Company or a Consolidated Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or such Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or such Additional Purchaser or any Person acting on such Purchaser’s or such Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or such Additional Purchaser other than through disclosure by the Company or a Subsidiary or (d) constitutes financial statements delivered to such Purchaser or such Additional Purchaser under §5.15 that are otherwise publicly available. Each Purchaser and each Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or such Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or such Additional Purchaser, provided that such Purchaser or such Additional Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this §10.12, (iii) any other holder of any Note, (iv) any Institutional Holder to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this §10.12), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this §10.12), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or such Additional Purchaser, (vii) the National Association of Insurance Commissioners or the Securities Valuation Office of the National Association of Insurance Commissioners or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or such Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or such Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or such Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or such Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or such Additional Purchaser’s Notes and this Agreement (including any Supplement). Each Holder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this §10.12 as though it were a party to this Agreement (including any Supplement, if applicable). On reasonable request by the Company in connection with the delivery to any Holder of information required to be delivered to such Holder under this Agreement (including any Supplement, if applicable) or requested by such Holder (other than a Holder that is a party to this Agreement (including any Supplement) or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this §10.12.

* * * * *

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Allied Capital Corporation

By /s/ Penni F. Roll

Name: Penni F. Roll Title: Chief Financial Officer

Accepted as of the date first written above.

ING USA Annuity and Life Insurance Company

ING Life Insurance and Annuity Company

ReliaStar Life Insurance Company

Security Life of Denver Insurance Company

By: ING Investment Management LLC, as Agent

By /s/ Gregory R. Addicks

Name: Gregory R. Addicks Title: Vice President

Sun Life Assurance Company of Canada

By /s/ Paul Sinclair

Name: Paul Sinclair Title: Managing Director,

Head of Private Debt Finance

By /s/ Kevin Phelan

Name: Kevin Phelan Title: Managing Director

Sun Life Assurance Company of Canada (U.S.)

By /s/ Deborah J. Foss

Name: Deborah J. Foss Title: Managing Director, Head of Private

Debt, Private Fixed Income

By /s/ Ann C. King

Name: Ann C. King Title: Assistant Vice President and Senior Counsel Sun Life Insurance and Annuity Company

of New York

By /s/ Deborah J. Foss

Name: Deborah J. Foss Title: Authorized Signer

By /s/ Ann C. King

Name: Ann C. King Title: Authorized Signer

Sun Life Assurance Company of Canada

By /s/ Deborah J. Foss

Name: Deborah J. Foss Title: Managing Director, Head of Private

Debt, Private Fixed Income

By /s/ Ann C. King

Name: Ann C. King Title: Senior Counsel

The Northwestern Mutual Life Insurance Company

By /s/ Richard A. Strait

Name: Richard A. Strait

Its Authorized Representative

Teachers Insurance and Annuity Association of America

By /s/ Brian K. Roelke

Name: Brian K. Roelke Title: Director

Minnesota Life Insurance Company

Cincinnati Insurance Company

American Republic Insurance Company

The Lafayette Life Insurance Company

Great Western Insurance Company

Catholic Knights

Fidelity Life Association

GuideOne Mutual Insurance Company

Security National Life Insurance Company

The Catholic Aid Association

By: Advantus Capital Management, Inc.

By /s/ Theodore R. Hoxmeier

Name: Theodore R. Hoxmeier

Title: Vice President

CUNA Mutual Insurance Society

By: MEMBERS Capital Advisors, Inc.,

acting as Investment Advisor

By /s/ Allen R. Cantrell

Name: Allen R. Cantrell

Title: Director, Private Placements

Ohio National Life Assurance Corporation

By /s/ Jed R. Martin

Name: Jed R. Martin Title: Vice President, Private Placements

Representations and Warranties

The Company represents and warrants to each Purchaser as follows:

1. Subsidiaries. Annex A attached hereto states the name of each of the Company’s Consolidated Subsidiaries, its jurisdiction of organization and the percentage of its Voting Stock owned by the Company and/or its Consolidated Subsidiaries. The Company and each Consolidated Subsidiary has good and marketable title to all of the shares of stock or other equity interests it purports to own in each Consolidated Subsidiary, free and clear in each case of any Lien. All such shares or other equity interests have been duly issued and are fully paid and non-assessable. The Company is a Business Development Company under the Investment Company Act.

2. Corporate Organization and Authority. Except where failure to be qualified or authorized would not have a Material Adverse Effect, the Company and each Consolidated Subsidiary (other than Allied Capital Beteiligungsberatung GmbH, a company organized under the laws of Germany, which is in the process of being dissolved),

(a) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

(c) is duly licensed or qualified and is in good standing as a foreign corporation or limited liability company in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

3. Financial Statements. (a) The consolidated balance sheet at December 31, 2006 and 2007 and the consolidated statements of operations, changes in net assets and cash flows of the Company for three years ended December 31, 2007, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by KPMG LLP have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Consolidated Subsidiaries as of such dates and the results of their operations, changes in net assets and cash flows for such periods.

(b) Since December 31, 2007, there has been no change in the condition, financial or otherwise, of the Company and its Consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

4. Debt. Annex B attached hereto correctly describes all Debt and Capitalized Leases of the Company and its Consolidated Subsidiaries outstanding on March 31, 2008 since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Consolidated Subsidiaries, other than as disclosed on Annex B.

5. Full Disclosure. Except as disclosed in the Agreement, the Disclosure Materials, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements described in paragraph 3 hereof, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Materials or in one of the documents, certificates or other writings identified therein, or in the financial statements described in paragraph 3 hereof, since December 31, 2007, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Consolidated Subsidiary except changes that individually or in the aggregate could not reasonably be expected to materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole. There is no fact known to the Company that could reasonably be expected to materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries that has not been set forth herein or in the Disclosure Materials or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby, except matters of an economic or regulatory nature generally affecting businesses of the type engaged in by the Company.

6. Pending Litigation. Except as disclosed in Annex C, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Consolidated Subsidiary in any court or before any governmental authority or arbitration board or tribunal. As to the matters set forth in Annex C, the Company represents as set forth therein.

7. Title to Properties. The Company and each Consolidated Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 3 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement. The Company and each Consolidated Subsidiary has the right to, and does, enjoy peaceful and undisturbed possession under all leases to which it is a party or under which it is a party. All such leases are valid, subsisting and in full force and effect, none of such leases is in default and no event has occurred and is continuing, and no condition exists which, after the passage of time or giving of notice or both could become an event of default under any such lease.

8. Patents and Trademarks. The Company and each Consolidated Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses, permits, registrations, consents (governmental or other) and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

9. Sale is Legal and Authorized. The execution and delivery of the Agreement, sale of the Series 2008 Notes to the Purchasers, compliance by the Company with all of the provisions of the Series 2008 Notes and compliance by the Company with all of the provisions of the Agreement —

(a) are within the corporate powers of the Company;

(b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or by-laws of the Company or any Consolidated Subsidiary or any indenture or other agreement or instrument to which the Company or any Consolidated Subsidiary is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company or any Consolidated Subsidiary; and

(c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the articles of incorporation or by-laws of the Company or otherwise), and the Agreement and the Series 2008 Notes have been executed and delivered by the Company and upon payment of the purchase price of the Series 2008 Notes by the Purchasers, the Series 2008 Notes and the Agreement constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their terms.

10. No Defaults. No Default or Event of Default has occurred and is continuing. Neither the Company nor any Consolidated Subsidiary is in default in the payment of principal or interest on any Debt nor is in default under any instrument or instruments or agreements under and subject to which any Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

11. Governmental Consent. No approval, consent or authorization of, or registration, filing or declaration with or withholding of objection on the part of, any regulatory body, state, Federal or local, other than, the filing with the Securities and Exchange Commission of a report on Form 8-K with respect to the execution and delivery of the Agreement and the Series 2008 Notes, and any Supplement and any Additional Notes, is necessary in connection with the execution and delivery by the Company of the Agreement and the Series 2008 Notes, and any Supplement and any Additional Notes, or compliance by the Company with any of the provisions thereof.

12. Taxes. All tax returns required to be filed by the Company or any Consolidated Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Consolidated Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid, except to the extent such failure to file or to pay would not materially and adversely affect the properties, business, profits or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries, taken as a whole . For all taxable years ending on or before December 31, 2003, the Federal income tax liability of the Company has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes in the financial statements of the Company and its Consolidated Subsidiaries described in paragraph 3 hereof are adequate for all open years.

13. Use of Proceeds. The net proceeds from the sale of the Series 2008 Notes will be used by the Company for general corporate purposes. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Series 2008 Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any regulation issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of said Regulation U. None of the proceeds from the sale of the Series 2008 Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any such margin stock.

14. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Series 2008 Notes or has solicited or will solicit an offer to acquire the Series 2008 Notes from or has otherwise approached or negotiated or will approach or negotiate in respect of the Series 2008 Notes with any Person except for not more than [68] institutional investors (excluding the Purchasers), each of whom was offered a portion of the Series 2008 Notes at private sale for investment purposes only. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Series 2008 Notes or any similar Security or has solicited or will solicit an offer to acquire the Series 2008 Notes or any similar Security from any Person so as to bring the issuance and sale of the Series 2008 Notes within the provisions of Section 5 of the Securities Act. When issued the Series 2008 Notes will not be of the same class as Securities listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or quoted in a U.S. automated inter-dealer quotation system, and will not be convertible or exchangeable into any such Securities.

15. ERISA. The consummation of the transactions provided for in the Agreement and compliance by the Company with the provisions thereof and of the Series 2008 Notes issued thereunder will not involve any non-exempt prohibited transaction within the meaning of Section 406(a) of ERISA or Sections 4975(c)(1)(A)-(D) of the Code. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan except for noncompliances which would not, individually or in the aggregate, cause a Default or an Event of Default or have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Purchasers. The representation by the Company in the first sentence of this paragraph 15 is made in reliance upon and subject to the accuracy of the representation in §3.2 as to the sources of the funds used to pay the purchase price of the Series 2008 Notes to be purchased by each Purchaser.

16. Compliance with Law. Neither the Company nor any Consolidated Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, registration, consent, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, profits, properties or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreement or the Series 2008 Notes. Neither the Company nor any Consolidated Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

17. Compliance with Environmental Laws. Neither the Company nor any of its Consolidated Subsidiaries is in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, to the treatment, storage, disposal or management or hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, which violation could have a material adverse effect on the business, profits, properties or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Consolidated Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

18. Foreign Assets Control Regulations, etc. (a) Neither the sale of the Series 2008 Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Consolidated Subsidiary is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or, to the knowledge of the Company, engages in any dealings or transactions with any such Person. The Company and its Consolidated Subsidiaries are in compliance, in all material respects, with all applicable provisions of the USA Patriot Act.

(c) No part of the proceeds from the sale of the Series 2008 Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, to the extent that such Act applies to the Company.